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Exhibit 5.8

April 13, 2017

CONSENT OF VIKRAM KHERA

United States Securities and Exchange Commission

Gentlemen:

        I, Vikram Khera, P.Eng., Associate Process Engineer/Senior Financial Analyst, Amec Foster Wheeler Environment & Infrastructure, a division of Amec Foster Wheeler Americas Limited, hereby consent to the reference to my name, and to the reference to and use of the technical report with an effective date of December 31, 2015, which is entitled "Salobo Operations Para State, Brazil NI 43-101 Technical Report" (the "Technical Report") in the Registration Statement on Form F-10 of Silver Wheaton Corp.

Yours truly,

/s/ VIKRAM KHERA

Vikram Khera, P.Eng.
Associate Process Engineer/Financial Analyst
Amec Foster Wheeler Americas Limited

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  Exhibit 5.8
CONSENT OF VIKRAM KHERA